EXHIBIT 10.7

HOME FEDERAL BANK

AMENDED AND RESTATED
DEFERRED COMPENSATION AGREEMENT
FOR
CURTIS L. HAGE

HOME FEDERAL BANK

AMENDED AND RESTATED
DEFERRED COMPENSATION AGREEMENT
FOR
CURTIS L. HAGE

THIS AGREEMENT is made this 31st day of December, 2008, by and between Home Federal Bank, located in Sioux Falls, South Dakota (the “Company”), and Curtis L. Hage (the “Executive”), amending and restating the Deferred Compensation Agreement, by and between the Company and the Executive initially dated April 2, 1996, and later amended July 15, 1998 (the “Agreement”). The Agreement is being restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and is effective January 1, 2009.

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a deferred compensation opportunity. The Company will pay the Executive’s benefits from the Company’s general assets. The benefit provided hereunder is intended to be a benefit to an employee who is a member of a select group of management or highly compensated employees of the Company and is intended to be paid from the Company’s general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1
Definitions

1.1.                              Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1                        “Change in Control”

(a)                                Change in Control means that any one person or more than one person acting as a group acquires ownership of stock of the corporation that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation or to cause a change in the effective control of the corporation. or

(b)                               any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

(c)                                any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions; or

(d)                               A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election.

(e)                                This definition shall be interpreted in a manner consistent with Section 409A of the Code.

1.1.2                        “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.1.3                        “Compensation” means the total annual base salary payable to the Executive.

1.1.4                        “Disability”

(a)                                Disability means the Executive’s inability to perform substantially all normal duties of the Executive’s position, as determined by the Company’s Board of Directors in its sole discretion. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

1.1.5                        “Election Form” means the Form attached as Exhibit 1.

1.1.6                        “Normal Retirement Date” means the Executive attaining age 65.

1.1.7                        “Plan Year” means twelve (12) months ending on each December 31.

1.1.8                        “Unforeseen Emergency” shall mean the Executive’s severe financial hardship resulting from an unforeseeable emergency such as (1) an illness or accident of the Executive or the Executive’s spouse, dependent or beneficiary, (2) the loss of the

Executive’s property because of casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive, as determined by the Administrator.

1.1.9                        “Termination of Employment” means the Executive’s separation from service within the meaning of Section 409A of the Code for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence, to the extent set forth in Section 409A of the Code.

Article 2
Deferral Election

2.1.                              Initial Election. The Executive was permitted to make an initial deferral election under this Agreement by filing with the Company a signed Election Form within 30 days after the initial effective date of this Agreement. The Election Form set forth the amount of Compensation to be deferred. The Election Form was effective to defer only Compensation earned after the date the Election Form was received by the Company The Election Form continues in effect until changed under Section 2.2 below.

2.2.                              Election Changes.

2.2.1                        Generally. The Executive may modify the amount of Compensation to be deferred by filing a subsequent signed Election Form with the Company. The modified deferral shall not be effective until the beginning of the calendar year following the calendar year in which the subsequent Election Form is received by the Company.

2.2.2                        Unforeseeable Emergency. If an Unforeseeable Emergency as described in Section 1.1.10 occurs, the Executive, by written instructions to the Company may request the Company to cease deferrals under the Agreement for the remainder of the calendar year, but only to the extent that such reduction shall permit the Executive to meet the Unforeseeable Emergency and only to the extent permitted by Section 409A of the Code. Once deferrals are ceased, they cannot begin again until the beginning of the calendar year following the year in which the cessation of deferrals occurred and only if the Executive files a subsequent signed Election Form with the Company before the beginning of that calendar year.

Article 3
Deferral Account

3.1.                              Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Executive, and shall credit to the Deferral Account the following amounts:

3.1.1                        Deferrals. The Compensation deferred by the Executive shall be credited as of the time such amounts would have otherwise been paid to the Executive, after subtraction of FICA and Medicare tax.

3.1.2                        Interest. Interest shall be credited on a monthly basis and compounded on a monthly basis to the Deferral Account. The annual rate of such interest shall become effective on the first day of each Plan Year, and shall equal the Wall Street Journal Prime Rate plus one percent on the first business day of the Plan Year.

3.2.                              Statement of Accounts. The Company shall provide to the Executive, within one hundred twenty (120) days after each anniversary of this Agreement, a statement setting forth the Deferral Account balance.

3.3.                              Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors.

Article 4
Lifetime Benefits

4.1.                              Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1                        Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Executive’s Termination of Employment.

4.1.2                        Payment of Benefit. The Company shall pay the Deferral Account to the Executive in a lump sum on the first day of the month following the six month anniversary of the Executive’s Termination of Employment, increased by interest during the period of deferral at the appropriate interest rate (as determined under Section 3.1.2).

4.2.                              Early Retirement Benefit. If the Executive terminates employment before the Normal Retirement Date, and for reasons other than death, Change in Control or Disability, the Company shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1                        Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Executive’s Termination of Employment.

4.2.2                        Payment of Benefit. The Company shall pay the Deferral Account to the Executive in a lump sum on the first day of the month following the six month anniversary of the Executive’s Termination of Employment, increased by interest during the period of deferral at the appropriate interest rate (as determined under Section 3.1.2).

4.3.                              Disability Benefit. If the Executive terminates employment for Disability prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1                        Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Executive’s Termination of Employment.

4.3.2                        Payment of Benefit. The Company shall pay the Deferral Account to the Executive in a lump sum on the first day of the month following the six month anniversary of the Executive’s Termination of Employment, increased by interest during the period of deferral at the appropriate interest rate (as determined under Section 3.1.2).

4.4.                              Change in Control Benefit. Upon a Change in Control while the Executive is in the active service of the Company, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1                        Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance at the date of the Change in Control, as defined in Section 1.1.1.

4.4.2                        Payment of Benefit. The Company shall pay this benefit to the Executive in a lump sum on the 60th day after the Change in Control.

4.5.                              Unforeseen Emergency Distribution. Upon the Company’s determination (following petition by the Executive) that the Executive has suffered an Unforeseen Emergency as described in Section 1.1.8, the Company shall distribute to the Executive all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the hardship. If the Executive receives a hardship distribution, his Elective Deferrals shall be terminated for the remainder of the Plan Year and new deferrals shall be permitted only as of the beginning of a calendar year following the calendar year in which the emergency distribution was made. The Executive must make a new election to defer compensation.

Article 5
Death Benefits

5.1.                              Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1                        Amount of Benefit. The benefit under Section 5.1 is the greater of: a) the Deferral Account balance at the date of the Executive’s death; or b) the Projected Benefit. The Projected Benefit shall mean the balance that would have accumulated in the Executive’s Deferral Account at the Normal Retirement Date if it is assumed that the Executive: (1) continued to receive Compensation at the same rate that the Executive was receiving Compensation on the date of the Executive’s death, (2) continued to defer Compensation at the same rate that the Executive had been deferring

Compensation on the date of the Executive’s death; and (3) survived to the Normal Retirement Date. The interest rate shall be determined pursuant to Section 3.1.2.

5.1.2                        Payment of Benefit. The Company shall pay the death benefit to the beneficiary in a lump sum on the 60th day after the date of the Executive’s death.

Article 6
Beneficiaries

6.1.                              Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

6.2.                              Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7
General Limitations

7.1.                              Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is attributable to the interest credited to the Deferral Account in the event of Termination for Cause, as defined in Section 7.2.

7.2.                              Termination for Cause means involuntary termination of the Executive’s employment by the Company provided that the Board of Directors has determined that the Executive’s employment should be terminated for “Cause” in accordance with the provisions of the Executive’s employment contract.

Article 8
Claims and Review Procedures

8.1.                              Initial Claim for Benefits. The following shall apply with respect to claims of the Executive for benefits, other than claims governed by Section 8.3 below. The Company shall give notice to the Executive within 90 days of the Executive’s written application for benefits of the Executive’s eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Executive is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Executive to perfect the claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Executive wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall give notice to the Executive of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

8.2.                              Appeal of Claim Denial. If the Executive is determined by the Company under Section 8.1 above to be not eligible for benefits, or if the Executive believes that the Executive is entitled to greater or different benefits, the Executive shall have the opportunity to have the claim reviewed by filing a petition for review within 60 days after the Executive has been given the notice issued by the Company. The petition shall be filed with the Company. A petition shall state the specific reasons the Executive believes that the Executive is entitled to benefits or greater or different benefits. Within 60 days after the petition has been filed, the Company shall afford the Executive an opportunity to present the Executive’s position to the Company, in writing, and the Executive shall have the right to review pertinent documents. The Company shall give notice to the Executive of its decision in writing within said 60-day period, stating specifically the basis of the decision written in a manner calculated to be understood by the Executive and the specific provisions of the Agreement on which the decision is based. If because of special circumstances, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company but notice of this deferral shall be given to the Executive.

8.3.                              Disability Claim for Benefits. If an Executive makes a claim for benefits under the Agreement that is contingent on the Company determining that the Executive has a disability, the Company will give notice to the Executive within 45 days of the Executive’s written application for benefits of the Executive’s eligibility or noneligibility for benefits under the Agreement. If special circumstances require an extension, the Company will notify the Executive within the 45-day processing period that additional time is needed. The notice will specify the circumstances requiring the extension and the date a decision can be expected. The extension notice will also: (a) explain the standards for approving a Disability claim; (b) state the unresolved issue(s) that prevent the Company from reaching a decision; and (c) describe any additional information needed to resolve the issue(s). If the Company requests the Executive to provide additional information so it can process the claim, the Executive will be given at least 45 days in which to provide the information. Otherwise, the initial extension cannot exceed 30 days. If circumstances require further extension, the Company will notify the Executive before the end of the initial 30-day extension. The notice will specify the circumstances requiring the further extension and the date a decision can be expected. In no event will a decision be postponed beyond an additional 30 days after the end of the first 30-day extension. If the Disability claim is denied based on an internal rule, guideline, protocol, or other similar provision, in addition to the notice provisions described in this section, the Company’s notice will provide that a copy of such rule, guideline, protocol or other similar provision is available upon request and free of charge. The notice will also identify any medical or vocational experts consulted on the claim. The Executive may obtain reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits and may request, in writing, a list of medical or vocational experts consulted.

8.4.                              Review of a Denied Disability Claim. The Executive may request a review of the Company’s decision regarding a Disability claim within 180 days after receipt of the denial of the Disability claim. This request must be in writing and addressed to the Company. The Executive may, but is not required to, submit written comments, documents, records and other information relating to the claim for benefits. The review will take into account any such comments, documents, records and other information submitted by the Executive relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will be conducted by a Company official different from the Company official who originally denied the claim. This Company official cannot be a subordinate of the Company official who originally denied the claim. If the original denial of the claim was based on a medical judgment, the reviewing Company official will consult with an appropriate health care professional who was not consulted on the original claim and who is not subordinate to someone who was. The Executive will receive notice of the reviewing Company’s final decision regarding the Disability claim within 45 days of the request for review.

8.5.                              Deadline to File Claim. To be considered timely under the claims procedures, a claim must be filed under Section 8.1 or 8.3 within one year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based. Knowledge of all facts that the Executive knew or reasonably should have known shall be imputed to the claimant for the purpose of applying this deadline.

8.6.                              Exhaustion of Administrative Remedies. The exhaustion of the claims procedures is mandatory for resolving every claim and dispute arising under this Agreement. As to such claims and disputes: (a) No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Agreement under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until the claims procedures have been exhausted in their entirety; and (b) In any such legal action all explicit and all implicit determinations by the Company and Company officials (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

8.7.                              Deadline to File Legal Action. No legal action to recover benefits or to enforce or clarify rights under the Agreement under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Agreement unless the legal action is commenced in the proper forum before the earlier of: (a) 30 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or (b) six months after the claimant has exhausted the claims procedure under this Agreement. Knowledge of all facts that the Executive knew or reasonably should have known shall be imputed to every claimant who is or claims to be a beneficiary of the Executive or otherwise claims to derive an entitlement by reference to the Executive for the purpose of applying the previously specified periods.

8.8.                              Company Discretion; Court Review. The Company and all persons determining or reviewing claims have full discretion to determine benefit claims under the Agreement. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.

Article 9
Amendments and Termination

The Company may amend or terminate this Agreement at any time prior to the Executive’s Termination of Employment by written notice to the Executive. In no event shall this Agreement be terminated without payment to the Executive of the Deferral Account balance attributable to the Executive’s deferrals and interest credited on such amounts, except as provided in Section 7.1. To the extent consistent with Section 409A of the Code, distribution shall be made in a lump sum on the first day following the one year anniversary of the termination of this Agreement.

Article 10
Miscellaneous

10.1.                        Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

10.2.                        No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

10.3.                        Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4.                        Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5.                        Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of South Dakota, except to the extent preempted by the laws of the United States of America. It is the intent of the parties that this Agreement be construed to avoid the income inclusion and tax penalties described in Section 409A of the Code. This Agreement shall be interpreted in a manner consistent with that intent.

10.6.   Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

10.7.   Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.

10.8.   Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

10.9.   Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

10.9.1           Interpreting the provisions of the Agreement;

10.9.2           Establishing and revising the method of accounting for the Agreement;

10.9.3           Maintaining a record of benefit payments; and

10.9.4           Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.10. Plan Administrator. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the plan administrator under the Agreement. The plan administrator may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:	COMPANY: Home Federal Bank

/s/ Curtis L. Hage	By	/s/ Mary F. Hitzemann
	Title	Senior Vice President/Human Resources

EXHIBIT 1 - DEFERRAL ELECTION

HOME FEDERAL BANK

AMENDED AND RESTATED
DEFERRED COMPENSATION AGREEMENT

I elect to defer my Compensation received under the Amended and Restated Deferred Compensation Agreement with the Company, as follows:

Amount of Deferral		Duration
[Initial and Complete one]		[Initial One]

☐	I elect to defer % of Compensation per payroll period	☐ This Year only ☐ For Years [Insert Number of Year]
☐	I elect to defer $ of all Compensation paid to me per payroll period.	☐ Until the Normal Retirement Date ☐ Until I separate from service
☐	I elect not to defer any of my Compensation.

I understand that I may change the amount and duration of my deferrals by filing a new election form with the Company; provided, however, that any subsequent election will not be effective until the calendar year following the calendar year in which the new election is received by the Company, unless the subsequent election is required or permitted under Code Section 409A.

Signature Date
Date

Accepted by the Company this          day of                                     , 200    .

By

Title

BENEFICIARY DESIGNATION

HOME FEDERAL BANK

AMENDED AND RESTATED
DEFERRED COMPENSATION AGREEMENT

I designate the following as beneficiary of benefits under the Deferred Compensation Agreement payable following my death:

Primary:

Contingent:

Note:      To name a trust as beneficiary, please provide the name of the trustee(s) and the exact date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature Date
Date

Accepted by the Company this          day of                                     , 200    .

By

Title